Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Increase in Earnings Per Share of 28.6% for 2nd Quarter Ended June 30, 2003
and 46.2% for the First Six Months of 2003. Total Assets of $726 Million.

     Winston-Salem, North Carolina, July 24, 2003 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFP) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and six-month periods ended June 30, 2003. For the 2nd quarter ended June 30, 2003, the Company reported net income of $852,000, up 26.6% from $673,000 in the year ago period. Earnings per share increased 28.6% to $0.09 per diluted share as compared to $0.07 per diluted share for the 2nd quarter of 2002. As for the six-month period ended June 30, 2003, net income rose to $1,799,000, an increase of 46.5% from $1,228,000 for the same six-month period in 2002. On a diluted per share basis, the Company reported $0.19 as opposed to $0.13 for the six-month period ended June 30, 2002, up 46.2%. The Company ended the period with total assets of $726.1 million.

     Significant milestones achieved during 2003:

•	Loan growth of $49.2 million or 12%;

•	Total assets in excess of $700 million;

•	Opening of new, thirty thousand square foot corporate office;

•	Opening of full-service branch office in High Point;

•	Major ad campaign emphasizing bank’s full-service capabilities;

•	Expanded ATM network with three new locations (Winston-Salem at Ernie Shore Field, Lewisville, and High Point);

•	A 52% reduction in non-performing assets at June 30, 2003 as compared to March 31, 2003.

     Net interest income for the 2nd quarter rose to record levels at $5.2 million, a 25.1% increase over the $4.1 million reported in the same quarter a year ago. Year to date, net interest income has risen to just over $10 million from $7.7 million for the first six months of 2002, a rise of 29.5%. This growth can be primarily attributed to the increase in earning assets and the favorable mix of deposit growth, as non-interest bearing deposits grew more rapidly than interest bearing deposits over the past year, at 41.8% and 13.4%, respectively. Another contributing factor was the expansion of net interest margin to 3.38% in the current quarter, an increase of 9 basis points over the 2nd quarter of 2002.

     The Company continues to generate solid fee income levels leading to a 61.1% rise in non-interest income to $1.4 million for three-months ended June 30, 2003, from $884,000 in the prior year period. Although non-interest income typically increases commensurate with asset growth, the Company was able to grow non-interest income at more than double the rate of the growth in assets. As for the six months ended June 30, 2003, non-interest income was $2.6 million as opposed to the $1.6 million reported in the first half of 2002, an increase of 57.7%. In looking at the components of non-interest income, service charges on deposit accounts increased in the 2nd quarter to $373,000 from $284,000 in the year ago period, while other income rose 98% to $1.05 million from $531,000. The main impetus behind this growth in other income was fee income produced by mortgage loan originations, increasing popularity of the bounce protection feature and investment brokerage services. Non-interest expense for the quarter increased by 28.9% over the 2nd quarter of 2002 and totaled $4.6 million compared to $3.6 million in the year ago period. This increase is primarily the result of higher personnel costs associated with our continued growth.

     As of June 30, 2003, the Company posted total assets of $726.1 million, an increase of 18.2%, or $112.1 million on a linked quarter basis and an increase of 28.5%, or $161.2 million year over year reflecting increases in the loan and investment portfolios. The Bank’s loan portfolio, net of allowance for loan losses, increased to $464.3 million, an increase of $28.0 million, or 6.4% from March 31, 2003 and an increase of $68.6 million, or 17.3% from June 30, 2002. Investment securities increased by $80 million during the 2nd quarter of 2003 due to replacing bonds that matured in the 1st quarter and pre-investing projected maturities for the remainder of the year. Total deposits expanded to $505.4 million at June 30, 2003, an increase of $43.4 million over the prior quarter and an increase of $69.0 million from the year ago period.

     The Company’s allowance for loan losses equaled $6.8 million, or 1.45% of total loans and 624% of non-performing loans at June 30, 2003. Asset quality demonstrated marked improvement as non-performing loans totaled $1.1 million or 0.23% of total loans at quarter-end, in comparison with $3.4 million or 0.77% of total loans as reported for March 31, 2003. The decrease in non-performing loans was due to the resolution of a $2.0 million loan participation previously placed in nonaccrual status. Net charge-offs for the quarter equaled 0.41% of average loans.

     At June 30, 2003 stockholders’ equity totaled $49.0 million and represented 6.75% of total assets. Stockholders’ equity increased $4.9 million or 11% from $44.2 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman, President and Chief Executive Officer F. Scott Bauer commented, “We are pleased with the strength of our earnings despite interest margin pressures due to continued easing by the Federal Reserve. The breadth and diversity of our product mix enabled us to achieve solid earnings growth and expansion of assets despite a still tenuous economic environment. We are confident that our strategic direction and focus on customer service positions us for continued growth, creating long-term value for our shareholders. The Company is performing well in all areas due to the commitment and hard work of our people.”

     Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

     Southern Community Financial Corporation’s common stock and convertible trust preferred are listed on the NASDAQ National Market under the trading symbol SCMF and SCMFP, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and Chief Executive Officer
(336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)

	For the three months ended					Six Months ended

	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Income Statement	2003	2003	2002	2002	2002	2003	2002

Total Interest Income	$8,801	$8,370	$8,917	$8,656	$8,165	$17,171	$15,708
Total Interest Expense	3,625	3,524	3,879	3,954	4,029	7,149	7,969

Net Interest Income	5,176	4,846	5,038	4,702	4,136	10,022	7,739

Provision for Loan Losses	685	540	475	400	420	1,225	780

Net Interest Income after Provision for Loan Losses	4,491	4,306	4,563	4,302	3,716	8,797	6,959

Non-Interest Income
Service Charges on Deposit Accounts	373	297	311	279	284	670	533
Other Income	1,051	873	962	729	531	1,924	1,043
Gain on Sale of Securities	0	0	0	0	69	0	69

Total Non-Interest Income	1,424	1,170	1,273	1,008	884	2,594	1,645

Non-Interest Expense
Salaries and Employee Benefits	2,413	2,100	2,289	2,102	1,748	4,513	3,367
Occupancy and Equipment	776	690	665	636	641	1,466	1,206
Other	1,415	1,229	1,237	1,133	1,184	2,644	2,145

Total Non-Interest Expense	4,604	4,019	4,191	3,871	3,573	8,623	6,718

Income Before Taxes	1,311	1,457	1,645	1,439	1,027	2,768	1,886
Provision for Income Taxes	459	510	594	503	354	969	658

Net Income	852	947	1,051	936	673	1,799	1,228

Net Income per Share
Basic	$0.10	$0.11	$0.12	$0.11	$0.08	$0.20	$0.14
Diluted	$0.09	$0.10	$0.12	$0.10	$0.07	$0.19	$0.13

	June 30,	March 31,	December 31,	September 30,	June 30,
Balance Sheet	2003	2003	2002	2002	2002

Assets
Cash and due from Banks	18,346	17,170	16,632	15,758	16,240
Federal Funds Sold	1,097	605	11,084	10,883	14,743
Investment Securities	205,036	126,643	136,324	132,811	109,465
Other Investments, at cost	6,833	5,355	5,355	4,829	3,579

Loans	471,145	442,896	421,938	410,578	401,686
Allowance for Loan Losses	(6,816)	(6,603)	(6,342)	(6,129)	(5,976)

Net Loans	464,329	436,293	415,596	404,449	395,710

Bank Premises and Equipment	18,041	16,629	15,962	15,127	14,366
Other Assets	12,439	11,363	11,286	11,221	10,814

Total Assets	$726,121	$614,058	$612,239	$595,078	$564,917

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	53,357	46,873	41,869	40,619	37,638
Interest Bearing	452,016	415,121	407,347	407,589	398,763

Total Deposits	505,373	461,994	449,216	448,208	436,401

Borrowings	150,980	83,436	95,706	80,000	65,000
Convertible Preferred Securities	17,250	17,250	17,250	17,250	17,250
Accrued Expenses and Other Liabilities	3,510	3,089	2,528	3,027	2,108

Total Liabilities	677,113	565,769	564,700	548,485	520,759

Total Stockholders’ Equity	49,008	48,289	47,539	46,593	44,158

Total Liabilities and Stockholders’ Equity	$726,121	$614,058	$612,239	$595,078	$564,917

Book Value per Share	$5.57	$5.49	$5.41	$5.30	$5.02

	As of or for the three months ended					As of or for the six months ended

	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2003	2003	2002	2002	2002	2003	2002

Per Share Data:
Basic Earnings per Share	$0.10	$0.11	$0.12	$0.11	$0.08	$0.20	$0.14
Diluted Earnings per Share	$0.09	$0.10	$0.12	$0.10	$0.07	$0.19	$0.13
Book Value per Share	$5.57	$5.49	$5.41	$5.30	$5.02	$5.57	$5.02

Selected Performance Ratios:
Return on Average Assets	0.52%	0.64%	0.69%	0.64%	0.50%	0.57%	0.48%
Return on Average Equity	7.19%	8.00%	8.87%	8.25%	6.29%	7.51%	5.79%
Net Interest Margin	3.38%	3.48%	3.48%	3.49%	3.29%	3.39%	3.19%
Net Interest Spread	3.15%	3.21%	3.19%	3.17%	2.96%	3.14%	2.84%
Non-interest Income as a % of Revenue	21.57%	19.45%	20.17%	18.79%	17.59%	20.56%	17.54%
Non-interest Income as a % of Average Assets	0.88%	0.79%	0.83%	0.69%	0.66%	0.82%	0.64%
Non-interest Expense to Average Assets	2.83%	2.71%	2.73%	2.65%	2.66%	2.74%	2.61%
Efficiency Ratio	69.75%	66.81%	66.44%	67.79%	71.15%	68.35%	71.59%

Asset Quality:
Nonperforming Loans	$1,092	$3,432	$1,823	$2,194	$1,052	$1,092	$1,052
Nonperforming Assets	$1,766	$3,646	$2,206	$2,442	$1,300	$1,766	$1,300
Nonperforming Loans to Total Loans	0.23%	0.77%	0.43%	0.53%	0.26%	0.23%	0.26%
Nonperforming Assets to Total Assets	0.24%	0.59%	0.36%	0.41%	0.23%	0.24%	0.23%
Allowance for Loan Losses to Period-end Loans	1.45%	1.49%	1.50%	1.49%	1.49%	1.45%	1.49%
Allowance for Loan Losses to Nonperforming Loans (X)	6.24	1.92	3.48	2.79	5.68	6.24	5.68
Net Charge-offs to Average Loans (annualized)	0.41%	0.26%	0.25%	0.24%	0.18%	0.41%	0.18%

Capital Ratios:
Equity to Total Assets	6.75%	7.86%	7.76%	7.83%	7.82%	6.75%	7.82%